Exhibit 23.01

Consent of KPMG Peat Marwick LLP, Independent Auditors

The Board of Directors
Imatron Inc.:

We consent to incorporation by reference in the registration statements (File Nos. 333-11515, 333-6749, 333-3529, 333-647 and 33-63123 on Form S-3 and File
Nos. 333-15081,  333-9989,  33-61179,  33-71786,  33-66992,  33-66952, 33-40391,
33-28662 and 33-26833 on Form S-8) of Imatron Inc. of our report dated April 6, 1998, relating to the consolidated balance sheet of Imatron Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, and the related schedule, which report appears in the December 31, 1997 annual report on Form 10-K of Imatron Inc.

                                                           KPMG Peat Marwick LLP

San Francisco, California
April 14, 1998